EVERBANK FINANCIAL CORP COMPLETES SALE OF SERVICING ASSETS TO GREEN TREE SERVICING LLC

JACKSONVILLE, Fla. - (BUSINESS WIRE)-March 31, 2014-- EverBank Financial Corp (NYSE: EVER) announced today that it has closed on the sale of $10.3 billion of unpaid principal balance (UPB) of Fannie Mae, Freddie Mac and private investor mortgage servicing rights (MSR) to Green Tree Servicing LLC. In addition, EverBank expects to close on the sale of $1.9 billion of UPB of private investor MSR to Green Tree pending approval at a later date.

EverBank also announced that it has received all third-party consents required to close the sale of its default servicing platform to Green Tree.

“We are pleased to announce the closing of this sale to Green Tree, which enhances our ability to focus on our core consumer and commercial clients,” said Robert M. Clements, EverBank’s chairman and chief executive officer. “We believe that the transaction that we have closed today with Green Tree will significantly improve the operating efficiency of our company.”

About EverBank Financial Corp

EverBank Financial Corp, through its wholly owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $17.6 billion in assets and $13.3 billion in deposits as of December 31, 2013. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.

Source: EverBank Financial Corp

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